Exhibit 5.1

Jeffrey M. Taylor
Chief SEC & Corporate Governance Counsel and Assistant Secretary
Jeffrey.M.Taylor@amwater.com

March 1, 2019

American Water Works Company, Inc.
1 Water Street
Camden, New Jersey 08102-1658

Re:    American Water Works Company, Inc.
Registration Statement on Form S-3 Relating to American Water Stock Direct

Ladies and Gentlemen:

I am the Chief SEC & Corporate Governance Counsel and Assistant Secretary of American Water Works Company, Inc., a Delaware corporation (the “Company”). This opinion is being rendered in connection with a registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 4,369,757 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under American Water Stock Direct, a dividend reinvestment and direct stock purchase plan (the “Plan”). I have examined the Registration Statement, the Company’s Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and such other certificates, records, statutes and documents as I have deemed relevant in rendering this opinion.

As to matters of fact, I have relied on representations of officers of the Company. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

Based upon the foregoing, it is my opinion that the shares of Common Stock to be issued by the Company to participants under the Plan, when issued and sold by the Company in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware. This opinion is effective only as of the date hereof. I do not assume responsibility for updating this opinion as of any date subsequent to the date hereof, and I assume no responsibility to advise of any changes with respect to applicable law or any other matters referenced in this letter that may occur subsequent to the date hereof.
I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

1 Water Street    P 856 955 4770     amwater.com
Camden NJ 08102-1658     F 856 519 9730

Very truly yours,

/s/ JEFFREY M. TAYLOR

Jeffrey M. Taylor
Chief SEC & Corporate Governance Counsel and
Assistant Secretary

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